Exhibit 99.1

For Immediate Release

Union Pacific Chief Financial Officer Rob Knight Announces Retirement, Effective Dec. 31

Jennifer Hamann Appointed CFO

Omaha, Neb., Sept. 26, 2019 – Union Pacific today announced Rob Knight, chief financial officer since 2004, plans to retire Dec. 31. Union Pacific appointed Jennifer Hamann to succeed Knight, effective Jan. 1.

Knight, 62, joined Union Pacific in 1980 and held numerous leadership positions in the company prior to being named CFO. He led many initiatives during his CFO tenure that helped the company earn the highest market capitalization of any North American transportation company, significantly reduce its operating ratio, and increase cash from operations, stock dividends and return on invested capital. He was named by Institutional Investor as the All-America Executive Team’s top CFO in the Airfreight and Surface Transportation sector six consecutive years. Knight is a member of the Grupo Ferroviario Mexicano and TTX Company boards of directors.

Hamann, 52, will lead all aspects of Union Pacific’s financial activities for Union Pacific Corporation and Union Pacific Railroad. Currently senior vice president - Finance, she previously held leadership positions in Investor Relations and Marketing and Sales, formerly served as general auditor and also worked in Workforce Resources. Hamann joined Union Pacific in 1992 as corporate auditor.

“Jennifer’s strong financial knowledge, coupled with her leadership experience in other areas of the business, makes her the best choice as Union Pacific’s next CFO,” Chairman, President and Chief Executive Officer Lance Fritz said. “She has an excellent understanding of our markets and Union Pacific’s key business drivers. The board of directors and I are confident of a smooth transition and excited to have her lead our financial initiatives into the future.”

“We sincerely thank Rob for his service and contributions to Union Pacific during the course of his career, particularly these past 16 years as CFO,” Fritz said. “We wish him all the best in his upcoming retirement.”

ABOUT UNION PACIFIC

Union Pacific Railroad is the principal operating company of Union Pacific Corporation (NYSE: UNP). One of America's most recognized companies, Union Pacific Railroad connects 23 states in the western two-thirds of the country by rail, providing a critical link in the global supply chain. The railroad's diversified business mix is classified into its Agricultural Products, Energy, Industrial and Premium business groups. Union Pacific serves many of the fastest-growing U.S. population centers, operates from all major West Coast and Gulf Coast ports to eastern gateways, connects with Canada's rail systems and is the only railroad serving all six major Mexico gateways. Union Pacific provides value to its roughly 10,000 customers by delivering products in a safe, reliable, fuel-efficient and environmentally responsible manner.

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Union Pacific media contact:

Tom Lange, 402-544-3560

tomlange@up.com

@tlange23

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